Exhibit 1.2

1251 AVENUE OF THE AMERICAS, 6th FLOOR NEW YORK, NY 10020 P 212 466-7800 I TF 800 635-6851 Piper Sandler & Co. Since 1895 Member SIPC and NYSE

December 11, 2020

Boards of Directors

NorthEast Community Bancorp, MHC

NorthEast Community Bancorp, Inc.

NorthEast Community Bank

325 Hamilton Avenue

White Plains, NY 10601

Attention:	Mr. Kenneth A. Martinek
Chairman and Chief Executive Officer

Ladies and Gentlemen:

Piper Sandler & Co. ("Piper Sandler") understands that the Boards of Directors of NorthEast Community Bancorp, MHC (the "MHC") and its subsidiaries, NorthEast Community Bancorp, Inc. ("Holding Company") and NorthEast Community Bank (the "Bank"), have adopted a Plan of Conversion and Reorganization (the "Plan") pursuant to which the MHC will be converted from mutual holding company to stock holding company form, and all of the shares of the Holding Company currently outstanding will be exchanged for shares of common stock of a successor stock holding company to be formed in connection with the conversion (the "NewCo"). Concurrently with the conversion, NewCo also intends to offer and sell certain shares of its common stock (the "Shares") in a public offering. The MHC, the Holding Company, the NewCo and the Bank are sometimes collectively referred to herein as the "Company" and their respective Boards of Directors are collectively referred to herein as the "Board".

Under the terms of the Plan and applicable regulations, the Shares will be offered first to eligible depositors of the Bank, the Company's tax-qualified employee stock benefit plans and the Company's directors, officers and employees in a subscription offering (the "Subscription Offering"). Subject to the prior rights of subscribers in the Subscription Offering, the Shares may be offered in a community offering, with a preference given in the community offering to residents of the communities served by the Bank (the "Community Offering," and together with the Subscription Offering, the "Subscription and Community Offering"). Shares not subscribed for in the Subscription and Community Offering, if any, may be offered to the general public by Piper Sandler on a best efforts basis ("Syndicated Offering") and/or in a firm commitment public offering ("Firm Commitment Offering," and together with the Subscription and Community Offering and any Syndicated Offering, the "Offering").

Piper Sandler is pleased to act as records management agent ("Records Management Agent") for the Company in connection with the vote of the Bank's depositors on the Plan and the offer and sale of shares of the common stock in the Offering. This letter is to confirm the terms and conditions of Piper Sandler's engagement.

SERVICES AND FEES

In its role as Records Management Agent, Piper Sandler anticipates that its services will include the services outlined below, each as may be necessary and as the Company may reasonably request:

1.	Consolidation of Deposit Accounts for Voting and Subscription Rights;

2.	Organization and Supervision of the Stock Information Center;

3.	Coordination of Proxy Solicitation of Members and Special Meeting Services (it being understood that the Company will engage an independent tabulator to tabulate proxies and, as necessary, a proxy solicitation firm to solicit depositor votes); and

4.	Subscription Processing Services.

Each of these services is further described in Appendix A to this agreement.

For its services hereunder, the Company agrees to pay Piper Sandler a fee of $60,000. This fee is based upon the requirements of current regulations and the Plan as currently contemplated. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan or a material delay or other similar events may result in extra charges that will be covered in a separate agreement if and when they occur. The Company will inform Piper Sandler within a reasonable period of time of any changes in the Plan that require changes in Piper Sandler's services. In recognition that these services are administrative in nature and a substantial portion of the services will be performed prior to the commencement of the Offering, the Company agrees that (a) $30,000 of the fee shall be payable upon execution of this agreement by the Company, which shall be non-refundable; and (b) the balance shall be due upon the closing of the Offering.

COSTS AND EXPENSES

It is understood that all expenses associated with the operation of the Stock Information Center will be borne by the Company. In addition to any fees that may be payable to Piper Sandler hereunder, the Company also agrees to reimburse Piper Sandler, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Offering is consummated, including, without limitation, travel, lodging, food, telephone, postage, communications and other similar expenses; provided, however, that (i) such expenses shall not exceed $40,000 and (ii) such additional expenses related to COVID-19 shall not exceed $10,000, in each case, without the Company's prior approval, not to be unreasonably withheld. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification or contribution provisions of this agreement.

RELIANCE ON INFORMATION PROVIDED; CONFIDENTIALITY

The Company will furnish Piper Sandler with such information as Piper Sandler reasonably believes appropriate to its assignment (all such information so furnished being the "Records"). The Company recognizes and confirms that Piper Sandler (a) will use and rely primarily on the Records without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Records.

To help the United States government fight the funding of terrorism and money laundering activities, the federal law of the United States requires all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means Piper Sandler may ask the Company and its significant shareholders or equityholders for certain identifying information and documents, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and copies of documents containing personal identifying information, and such other information or documents that Piper Sandler and its counsel consider appropriate to verify the bona fide existence of the Company (e.g., certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument) and the identities of its significant shareholders or equityholders.

Except as contemplated in connection with the performance of its services under this agreement, as authorized by the Company or as required by law, regulation, legal process or order of any court or governmental or regulatory authority, Piper Sandler agrees that it will treat as confidential all material, non-public information relating to the Company obtained in connection with its engagement hereunder (the "Confidential Information"); provided, however, that Piper Sandler may disclose such information to its affiliates, partners, directors, employees, agents and advisors who are assisting or advising Piper Sandler in performing its services hereunder and who have been directed to comply with the terms and conditions of this paragraph. As used in this paragraph, the term "Confidential Information" shall not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Piper Sandler in breach of the confidentiality obligations contained herein, (b) was available to Piper Sandler on a non-confidential basis prior to its disclosure to Piper Sandler by the Company, (c) becomes available to Piper Sandler on a non-confidential basis from a person other than the Company who is not otherwise known to Piper Sandler to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation owed to the Company, or (d) is independently developed by Piper Sandler without use of or reference to the Confidential Information disclosed hereunder.

LIMITATIONS

Piper Sandler, as Records Management Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Company by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own willful misconduct, bad faith or gross negligence, as determined in a final judgment by a court of competent jurisdiction; (d) will not be obliged to take any legal action hereunder which might in its reasonable judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties. Anything in this agreement to the contrary notwithstanding, in no event shall Piper Sandler be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Piper Sandler has been advised of the likelihood of such loss or damage and regardless of the form of action.

INDEMNIFICATION AND CONTRIBUTION

Annex A is hereby incorporated into this agreement by reference and made part of this agreement.

REPRESENTATIONS

Each of the MHC, the Holding Company and the Bank represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this agreement, the execution, delivery and performance of this agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound and this agreement has been duly authorized, executed and delivered by it.

MISCELLANEOUS

The following addresses shall be sufficient for written notices to each other:

If to Company:	NorthEast Community Bancorp, MHC
NorthEast Community Bancorp, Inc.
NorthEast Community Bank
325 Hamilton Avenue
White Plains, NY 10601
Attention: Mr. Kenneth A. Martinek

If to Piper Sandler:	Piper Sandler & Co.
1251 Avenue of the Americas, 6th Floor
New York, New York 10020
Attention: General Counsel

The agreement and the appendix hereto constitute the entire agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This agreement is governed by the laws of the State of New York.

It is understood that the provisions relating to the payment of fees and expenses and those contained under the captions "Limitations", "Indemnification and Contribution" and "Representations" will survive any termination of this agreement.

[Signature page to follow.]

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Piper Sandler the duplicate copy of this letter enclosed herewith.

Very truly yours,

PIPER SANDLER & CO.

By:
Derek Szot Managing Director
Accepted and agreed to as of the date first above written:

NORTHEAST COMMUNITY BANCORP, MHC
NORTHEAST COMMUNITY BANCORP, INC.
NORTHEAST COMMUNITY BANK

By:
Kenneth A. Martinek Chairman and Chief Executive Officer

ANNEX A

Each of the MHC, the Holding Company and the Bank, jointly and severally, agrees to, and shall cause the NewCo to, indemnify and hold Piper Sandler and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934 (Piper Sandler and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise arising in any manner out of or in connection with Piper Sandler's engagement under, or any matter referred to in, this agreement, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Company shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified Parties collectively, and provided, further, that the Company will not be liable to Piper Sandler under this paragraph to the extent that it is finally judicially determined that any such loss, claim, damage, liability or expense is primarily attributable to the gross negligence, willful misconduct or bad faith of Piper Sandler. If the foregoing indemnification is unavailable for any reason other than for the reason stated above, the Company agrees to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offering bears to that of Piper Sandler. The MHC, the Holding Company and the Bank further agree, and shall cause the NewCo to agree, that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the MHC, the Holding Company, the Bank or NewCo or any person asserting claims on behalf of or in right of the MHC, the Holding Company, the Bank or NewCo for any losses, claims, damages, liabilities or expenses arising out of or relating to this agreement or the services to be rendered by Piper Sandler hereunder, unless it is finally judicially determined that such losses, claims, damages, liabilities or expenses resulted directly from the gross negligence, willful misconduct or bad faith of Piper Sandler.

Each of the MHC, the Holding Company and the Bank agrees to, and shall cause the NewCo to, notify Piper Sandler promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement. Each of the MHC, Holding Company and the Bank will not, and shall cause the NewCo not to, without Piper Sandler's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any claim, action or proceeding in respect of which indemnity may be sought hereunder, whether or not any Indemnified Party is an actual or potential party thereto, unless such settlement, compromise, consent or termination (i) includes an explicit and unconditional release of each Indemnified Party from any liabilities arising out of such claim, action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party. If the MHC, the Holding Company, the Bank or the NewCo enters into any agreement or arrangement with respect to, or effects, any proposed sale, exchange, dividend or other distribution or liquidation of all or substantially all of its assets in one or a series of transactions, the MHC, the Holding Company or the Bank, as the case may be, shall provide, and shall cause the NewCo to provide, for the assumption of its obligations under this section by the purchaser or transferee of such assets or another party reasonably satisfactory to Piper Sandler.

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APPENDIX A

RECORDS AGENT SERVICES

I.	Consolidation of Deposit Accounts for Voting and Subscription Rights
1.	Consolidate files in accordance with regulatory guidelines and create central file.
2.	Our EDP format will be provided to your data processing people.
3.	Vote calculation and preparation of depositor data for proxy forms.
4.	Preparation of depositor data for stock order forms.

II.	Organization and Supervision of the Stock Information Center
1.	Advising on physical organization of the Center, including materials requirements.
2.	Assist in the training of all Bank personnel and temporary employees who will be staffing the Center.
3.	Establish reporting procedures.
4.	On-site supervision of Center during subscription offering period.

III.	Coordination of Proxy Solicitation of Members and Special Meeting Services
1.	Coordinate proxy solicitation with Company and proxy solicitor (including assisting in designing and executing the vote campaign).
2.	Interface with proxy tabulator during solicitation period.
3.	Delete closed accounts for special meeting (if necessary).
4.	Act as or support inspector of election, it being understood that Piper Sandler will not act as inspector of election in the case of a contested election.

IV.	Subscription Processing Services
1.	Produce list of depositors by state (Blue Sky report).
2.	Production of subscription rights and research books.
3.	Assist in the design and preparation of a stock order form and offering marketing materials.
4.	Stock order form processing.
5.	Acknowledgment letter to confirm receipt of stock order.
6.	Daily reports and analysis.
7.	Proration calculation and share allocation in the event of an oversubscription.
8.	Produce charter shareholder list.
9.	Interface with transfer agent for ownership statement/welcome stockholder letter.
10.	Refund and interest calculations.
11.	Notification of full/partial rejection of orders.
12.	Production of 1099 Debit tape.

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